AMENDMENT AND WAIVER

This Amendment and Waiver (“Amendment”) is entered into as of May 28, 2013 by and between VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”) and Platinum Long Term Growth VII, LLC, a Delaware limited liability company (“Platinum”).

RECITALS

WHEREAS, the Company issued to Platinum an Exchange Warrant, as such term is defined in that certain Note Exchange and Purchase Agreement, dated October 11, 2012, as amended (the “Agreement”), to purchase 1,272,577 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $1.50 per share;

WHEREAS, on October 11, 2012, October 19, 2012, February 22, 2013 and March 12, 2013, in connection with the purchase by Platinum of certain Senior Secured Convertible Promissory Notes under the terms of the Agreement, the Company issued to Platinum Investment Warrants, as such term is defined in the Agreement, to purchase 500,000, 500,000, 250,000 and 750,000 shares of Common Stock, respectively, or an aggregate total of 2.0 million shares of Common Stock, at an exercise price of $1.50 per share;

WHEREAS, the Company has issued and intends to issue certain shares of Common Stock, or securities exercisable or convertible into shares of Common Stock, at a price below $1.50 per share of Common Stock, as more particularly set forth in this Amendment (“Approved Dilutive Issuances”), therefore triggering an adjustment in the exercise price of the Exchange Warrant and Investment Warrants (unless otherwise stated herein, or the context otherwise requires, collectively referred to herein as the “Warrants”), as well as the number of shares issuable upon exercise thereof (the “Adjustment Provisions”);

WHEREAS, the Company and Platinum desire to amend the Exchange Warrant and Investment Warrants issued pursuant to the Agreement, to decrease the exercise price of the Warrants from $1.50 to $0.50 per share, and to waive the Adjustment Provisions with respect to the Approved Dilutive Issuances, as more particularly set forth below.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1.

Amendment to Exchange Warrant.  Without further action required by the parties hereto, the definition of “Warrant Price” as set forth in Article 8 of the Exchange Warrant is hereby amended as follows:

“Warrant Price” initially means U.S. $0.50, as such price may be adjusted from time to time as shall result from the adjustments specified in the Warrant, including Article 4 hereof.

2.

Amendment to Investment Warrants.  Without further action required by the parties hereto, the definition of “Warrant Price” as set forth in Article 8 of each of the Investment Warrants is hereby amended as follows:

“Warrant Price” initially means U.S. $0.50, as such price may be adjusted from time to time as shall result from the adjustments specified in the Warrant, including Article 4 hereof.

3.

Waiver of Adjustment Provisions.  In consideration for the amendments to the exercise price of the Warrants, as set forth in this Amendment, Platinum agrees to waive any right to adjust the number of shares of Common Stock issuable under the Adjustment Provisions set forth in Section 4.8 of the Investment Warrants and Exchange Warrants caused by Approved Dilutive Issuances, consisting of the following transactions

3.1

Any purchase of the Company’s Common Stock by Bergamo Acquisition Corp PTE, LTD at a price of at least $0.50 per share, on or before September 30, 2013, on substantially the terms heretofore presented to Platinum;

3.2

The grant on March 3, 2013 to certain officers and directors of the Company of ten-year warrants to purchase an aggregate of 3.0 million shares of the Company’s Common Stock at an exercise price of $0.64 per share; and

3.3

The issuance of shares of the Company’s Common Stock pursuant to the exercise, at a reduced exercise price equal to at least $0.50 per share, of previously issued and outstanding warrants to purchase Common Stock (the “Reduced-Price Exercises”), provided, however, that (i) the aggregate gross proceeds from such Reduced-Price Exercises shall not exceed $1.5 million, and (ii) all such Reduced Price Exercises, if any, shall be completed on or before June 30, 2013, unless extended in writing by Platinum.

The parties agree and acknowledge that the Adjustment Provisions shall only be waived with respect to each of the Approved Dilutive Issuances.  In the event the Company issues additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, at a price of less than $1.50 per share, that does not constitute an Approved Dilutive Issuance (a “Dilutive Issuance”), the Adjustment Provisions set forth in Section 4.8 of the Investment Warrants and the Exchange Warrants shall be given full force and effect with respect to such Dilutive Issuance that are not otherwise approved as set forth in this Section 3 as if the then-current exercise prices of the Warrants was $1.50 per share, notwithstanding the amendment to such exercise prices set forth in Sections 1 and 2 hereof.

4.

The parties to this Amendment hereby agree to execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Amendment, including, but not limited to, delivering a new Exchange Warrant and/or new Investment Warrants to Platinum, if requested by the parties, or any successor or assignee of the parties, modified to accurately reflect the exercise price of $0.50 per share, in exchange for the original Exchange Warrant and/or Investment Warrants, marked as cancelled, which new Warrants shall only be issued consistent with the terms of this Amendment.

5.

The provisions of the Warrants, as modified herein, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  Platinum does not in any way waive the Company’s obligations to comply with any of the provisions, covenants and terms of the Agreement and Warrants (as amended hereby) and the other Transaction Documents, as defined in the Agreement.  This Amendment shall be governed by the laws of the State of New York without regard to the conflict of laws provisions thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first written above.

ADDRESS:	VISTAGEN THERAPEUTICS, INC.
384 Oyster Point Blvd., Suite No. 8 South San Francisco, California 94080
By: /s. Shawn K. Singh Name: Shawn K. Singh Title: Chief Executive Officer

ADDRESS:	PLATINUM LONG TERM GROWTH VII, LLC
152 West 57th Street, 4th Floor New York, NY 10019
By: /s/ Michael Goldberg Name: Michael Goldberg Title: Portfolio Manager